Exhibit 10.29

Guess?, Inc.
Supplemental Executive Retirement Plan
Plan Document

Effective January 1, 2006
(Amended and Restated
Effective December 18, 2008)

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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GUESS?, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 2006

(Amended and Restated Effective December 18, 2008)

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Guess?, Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan.  This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1

Definitions

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1           “Actuarial Equivalent” shall mean a benefit or benefits, or a payment or payments, which are of equal value to the benefits for which they are to be substituted.  Equivalence of value is determined from actuarial calculations based on certain actuarial assumptions as to mortality and interest, applied with respect to the particular form or forms of payment under this Plan.  For purposes of this Plan, the following shall be used in any actuarial calculations: (a) the 1983 GAM rate tables for males and females, and (b) an annual rate equal to 6%.  For purposes of this Plan, the standard form of benefit shall be a Life Annuity as set forth in Article 4.

1.2           “Average Compensation” shall mean the highest average of a Participant’s Compensation paid during any two (2) full calendar years of employment with the Employer (or, if a Participant has been employed for less than two (2) full calendar years, the actual number of the Participant’s full calendar years of employment with the Employer) out of the last three (3) full calendar years of employment immediately prior to the Participant’s Determination Date.

1.3           “Beneficiary” or “Beneficiaries” shall mean one or more persons, trusts, estates or other entities designated in accordance with Article 10 that is entitled to receive benefits under this Plan upon the death of a Participant.

1.4           “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.5           “Benefit Percentage” shall be used to determine a Participant’s SERP Benefit and shall be calculated on the basis of the Participant’s Years of Service as of the Determination Date, in accordance with the following schedule:

Years of Service	Benefit Percentage
1	2.50%
2	5.00%
3	7.50%
4	10.00%
5	12.50%
6	15.00%
7	17.50%
8	20.00%
9	22.50%
10	25.00%
11	27.50%
12	30.00%
13	32.50%
14	35.00%
15	37.50%
16	40.00%
17	42.50%
18	45.00%
19	47.50%
20	50.00%
21	52.50%
22	55.00%
23	57.50%
24 or more	60.00%

The maximum Benefit Percentage used for purposes of determining a Participant’s SERP Benefit shall be fifty percent (50%); provided, however, that the maximum Benefit Percentage used for purposes of determining the SERP Benefit for each of Maurice Marciano and Paul Marciano shall be sixty percent (60%).

1.6           “Board” shall mean the board of directors of the Company.

1.7           “Change in Control” shall mean the occurrence of a “change in the ownership” of the Company, a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as determined in accordance with Treasury Regulations Section 1.409A-3(i)(5).

1.8           “Change in Control Benefit” shall mean the benefit set forth in Section 3.4.

1.9           “Claimant” shall have the meaning set forth in Section 9.1.

1.10         “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.11         “Committee” shall mean the committee described in Article 8.

1.12         “Company” shall mean Guess?, Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

1.13         “Compensation” shall mean the annual base salary and bonus paid to a Participant pursuant to the Guess?, Inc. Annual Incentive Bonus Plan and/or such other bonus or incentive arrangement designated by the Committee, and such other cash-based compensation specifically designated as Compensation hereunder by the Committee.  Except for any such cash-based compensation specifically designated by the Committee as Compensation, Compensation shall not include commissions, overtime, fringe benefits, stock options and other equity-based awards, relocation expenses, non-monetary awards, director fees and other fees, airplane benefits and automobile and other allowances (whether or not such allowances are included in the Participant’s gross income).  Annual base salary and bonus amounts shall be calculated before reduction for compensation deferred pursuant to all qualified, non-qualified and Code Section 125 plans of the Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Participant in such Plan Year.  Any annual base salary amounts to which a Participant is otherwise entitled to receive but which are voluntarily foregone at the election of the Participant (as agreed to by the Company) shall be considered Compensation for purposes of this Plan for the calendar year in which such amounts would have otherwise been paid in accordance with usual Company practices if not voluntarily foregone.

1.14         “Death Benefit” shall mean the benefits due, if any, to a Participant’s Beneficiary pursuant to Article 3 upon the Participant’s death.

1.15         “Determination Date” shall mean, for purposes of calculating the SERP Benefit, the first to occur of a Participant’s (a) Separation from Service, (b) death, or (c) Disability, as applicable.

1.16         “Disability” or “Disabled” shall mean that a Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Participant’s Employer.  For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration.  A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the definition in this Section.

1.17         “Disability Benefit” shall mean the benefit set forth in Section 3.3.

1.18         “Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.19         “Employee” shall mean a person who is an employee of any Employer.

1.20         “Employer(s)” shall be defined as follows:

(a)           Except as otherwise provided in part (b) of this Section, the term “Employer” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor; and

(b)           For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:

(i)            The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and

(ii)           All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable.  In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treasury Regulations Section 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.21         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.22         “Estimated Social Security Benefit” means the monthly amount of primary old age insurance benefits available to a Participant under the provisions of Title II of the Social Security Act as in effect for the year during which the Participant Separates from Service on or after attaining age sixty-five, without regard to any increases in the wage base or benefit levels or any other change in the law that takes effect thereafter and, if the Participant’s Determination Date occurs prior to attaining age sixty-five, assuming the Participant’s salary would have remained constant to age sixty-five.

1.23         “Fifteen Year Term Certain Life Annuity” shall mean a benefit that is payable monthly in the form of an annuity for the life of the Participant or fifteen (15) years, whichever is longer, and that is equal to the Participant’s SERP Benefit.

1.24         “Joint and 50% Survivor Annuity” shall mean a benefit that is payable monthly in the form of an annuity for the life of the Participant with a 50% survivor annuity for the life of such Participant’s Beneficiary, and that is equal to the Participant’s SERP Benefit.

1.25         “Life Annuity” shall mean a benefit that is payable monthly in the form of an annuity for the life of the Participant and that is equal to the Participant’s SERP Benefit.

1.26         “Participant” shall mean any Employee, (i) who is selected to participate in the Plan, (ii) who completes the applicable enrollment requirements established by the Committee in accordance with Section 2.3, and (iii) whose Plan Agreement has not terminated.

1.27         “Plan” shall mean the Guess?, Inc. Supplemental Executive Retirement Plan, which shall be evidenced by this instrument and by each Plan Agreement, as amended from time to time.

1.28         “Plan Agreement” shall mean a written agreement in the form prescribed by or acceptable to the Committee that evidences a Participant’s agreement to the terms of the Plan and which may establish additional terms or conditions of Plan participation for a Participant.  Unless otherwise determined by the Committee, the most recent Plan Agreement accepted with respect to a Participant shall supersede any prior Plan Agreements for such Participant.  Plan Agreements may vary among Participants and may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed upon by both the Employer and the Participant.

1.29         “Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.30         “Retirement” or “Retires” shall mean a Participant’s Separation from Service on or after the date on which the Participant has attained age sixty-five (65).

1.31         “Retirement Benefit” shall mean the benefit set forth in Section 3.1.

1.32         “Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treasury Regulation Section 1.409A-1(h) and consistent with the rules set forth below.  In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a)           For a Participant who provides services to an Employer as an Employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with such Employer.  For this purpose, a Participant terminates employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that no further services will be performed for the Employer after a certain date, or that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

(b)           If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact for purposes of this Plan, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(c)           For a Participant who provides services to an Employer as both an Employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both as an Employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively.  Similarly, if a Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an Employee, or (ii) ceases providing services for an Employer as an Employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (a) and (b) of this Section.

Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an Employee and as a member of the board of directors of any Employer (a “Director”), to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an Employee.

1.33         “SERP Benefit” shall mean a monthly amount, payable to a Participant in the form provided in Article 4 and commencing in accordance with the provisions of Article 3.  Notwithstanding the actual commencement date of the SERP Benefit, the monthly amount shall be fixed and determined and shall be computed based on the Participant’s Determination Date as follows:

(a)       the Participant’s Average Compensation, divided by twelve (12);

(b)       the amount determined in (a) above multiplied by the Participant’s Benefit Percentage;

(c)       the amount determined in (b) above less the Participant’s Estimated Social Security Benefit;

(d)       the amount determined in (c) above multiplied by the Participant’s Vesting Percentage.

1.34         “Ten Year Term Certain Life Annuity” shall mean a benefit that is payable monthly in the form of an annuity for the life of the Participant or ten (10) years, whichever is longer, and that is equal to the Participant’s SERP Benefit.

1.35         “Termination Benefit” shall mean the benefit set forth in Section 3.2.

1.36         “Trust” shall mean one or more trusts established by the Company in accordance with Article 11.

1.37         “Years of Plan Participation” shall mean the total number of full Plan Years a Participant has been a Participant in the Plan prior to the Participant’s Determination Date.  Any partial year shall not be counted.

1.38         “Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers prior to the Participant’s Determination Date.  For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date.  The Committee shall make a determination as to whether any partial year of employment shall be counted as a Year of Service.  The maximum number of Years of Service that may be used for purposes of determining a Participant’s Benefit Percentage under this Plan shall be twenty (20) years; provided, however, that the maximum number of Years of Service that may be used for purposes of determining the Benefit Percentage for each of Maurice Marciano and Paul Marciano under this Plan shall be twenty four (24) years.

1.39         “Vesting Percentage” shall be used to determine a Participant’s SERP Benefit.  A Participant’s Vesting Percentage shall be determined in accordance with the schedule set forth in his or her Plan Agreement or any other agreement entered into between the Participant and his or her Employer.  If not addressed in such agreements, a Participant’s Vesting Percentage shall be based on the Participant’s Years of Plan Participation as of the Determination Date, in accordance with the following schedule:

Years of Plan Participation	Vesting Percentage
1-5	0%
6	20%
7	40%
8	60%
9	80%
10 or more	100%

Notwithstanding the foregoing, upon death, Disability or a Change in Control, the Participant shall become fully vested and the Vesting Percentage shall be one hundred percent (100%); provided, however, the vesting schedule described above shall not be accelerated upon a Change in Control to the extent that the Committee determines that such acceleration would cause the deduction limitations of Section 280G of the Code to apply (unless such Participant is entitled to a “gross-up” payment to eliminate the effect of the excise tax under Section 4999 of the Code pursuant to his or her employment agreement or other agreement entered into between such Participant and the Employer, or any such agreement with the Participant that provides other express treatment of the Participant’s benefits with respect to the application of Section 280G).  In the event of such a determination, the Participant may request independent verification of the Committee’s calculations with respect to the application of Code Section 280G.  In such case, the Committee must provide to the Participant within ninety (90) days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”).  The opinion shall state the Accounting Firm’s opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Section 280G and contain supporting calculations.  The cost of such opinion shall be paid for by the Company.

ARTICLE 2

Eligibility

2.1           Selection by Committee.  Participation in the Plan shall be limited to a select group of management and highly compensated Employees of an Employer, as determined by the Committee in its sole discretion.

2.2           Enrollment Requirements.  As a condition to participation, a Participant shall complete, execute and return to the Committee a Plan Agreement and a Beneficiary Designation Form, all within the time period specified by the Committee.  In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3           Commencement of Participation.  Provided that a Participant has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, he or she shall commence participation in the Plan on the date specified by the Committee.  If a Participant fails to meet any such requirements within the period required, in accordance with Section 2.2, he shall not be eligible to participate in the Plan until the completion of those requirements.

ARTICLE 3

Benefits

3.1           Retirement Benefit.  Subject to Section 3.4, a Participant who experiences a Separation from Service that qualifies as a Retirement shall receive, as his Retirement Benefit, a SERP Benefit in the form set forth in Article 4.  Retirement Benefit payments shall commence within sixty (60) days immediately following the last day of the six-month period immediately following the date on which the Participant experiences such Separation from Service.

3.2           Termination Benefit.  Subject to Section 3.4, a Participant who experiences a Separation from Service that does not qualify as a Retirement shall receive as his Termination Benefit, a SERP Benefit in the form set forth in Article 4.  Termination Benefit payments shall commence within sixty (60) days immediately following the last day of the six-month period immediately following the date on which the Participant attains age sixty-five (65).

3.3           Disability Benefit.  If a Participant experiences a Disability during his employment and prior to such Participant’s attainment of age sixty-five (65), he shall receive, as his Disability Benefit, a SERP Benefit in the form of a lump sum that is the Actuarial Equivalent of the Participant’s SERP Benefit had such SERP Benefit been payable in the form of a Life Annuity commencing at age sixty-five (65).  If a Participant experiences a Disability during his employment and on or after such Participant’s attainment of age sixty-five (65), he shall receive, as his Disability Benefit, a SERP Benefit in the form set forth in Article 4.  Disability Benefit payments shall commence within sixty (60) days following the date on which the Participant experiences a Disability.

3.4           Change in Control Benefit.  If a Participant experiences a Separation from Service within the twelve-month period immediately following a Change in Control, the Participant shall receive as his Change in Control Benefit, a SERP Benefit in the form of a lump sum that is the Actuarial Equivalent of the Participant’s SERP Benefit had such benefit been payable in the form set forth in Article 4.  The Change in Control Benefit payment shall be made within sixty (60) days immediately following the last day of the six-month period immediately following the date on which the Participant experiences such Separation from Service.

3.5           Death Prior to the Commencement of Benefits.  If a Participant who is entitled to a benefit pursuant to this Plan should die prior to the date on which his benefit payment is scheduled to commence, the form in which the Participant elected to receive such benefit shall determine the amount, if any, payable to such Participant’s Beneficiary as a Death Benefit.  The Death Benefit, if any, shall be a SERP Benefit in the form of a lump sum that is the Actuarial Equivalent of the Participant’s SERP Benefit, with such Actuarial Equivalent determined as of the day immediately preceding the day of the Participant’s death.  Payment of the Death Benefit, if any, will be made to the Beneficiary no later than sixty (60) days after the date of the Participant’s death.

3.6           Death After the Commencement of Benefits.  If a Participant dies after his benefits have commenced, the form in which such Participant’s benefits have been paid shall determine the amount, if any, and the form of the Death Benefit payable to such Participant’s Beneficiary.

3.7           Limitation on Benefits.  Notwithstanding the foregoing provisions of this Article 3, in no event shall a Participant or his Beneficiary receive more than one form of benefit under this Article 3.

3.8           Withholding and Payroll Taxes.  The Employer shall withhold from any and all benefits made under this Article 3, or from cash compensation if withholding is required prior to payment of benefits, all federal, state, local or foreign income, employment and other taxes required to be withheld by the Employer in connection with the benefits hereunder, in amounts to be determined in the sole discretion of the Employer.

ARTICLE 4

Forms of Benefit Payment

4.1           Normal Form of Benefits.  Except as provided in Article 3, a Participant who is entitled to receive a SERP Benefit pursuant to this Plan shall receive such benefit in the form of a Life Annuity unless an optional form of benefit payment is elected by a Participant in accordance with Section 4.2.

4.2           Optional Form of Benefits.  A Participant may elect, in connection with his commencement of participation in the Plan, to receive his SERP Benefit in a form other than a Life Annuity by electing to receive such benefit in the form of a (i) Ten Year Term Certain Life Annuity, (ii) Fifteen Year Term Certain Life Annuity, or (iii) Joint and 50% Survivor Annuity; provided, however, that the Participant’s SERP Benefit will be increased or decreased, as applicable, to be a benefit that is the Actuarial Equivalent of a Life Annuity, and which reflects the actual form of benefit payment elected by the Participant pursuant to this Section 4.2.  If a Participant does not make any election in connection with his commencement of participation in the Plan with respect to the form of the benefit in accordance with this Section 4.2, then such Participant shall be deemed to have elected to receive such benefit as a Life Annuity in accordance with Section 4.1.

4.3           Changes to Form of SERP Benefit.  To the extent permitted by Treasury Regulations Section 1.409A-2(b)(2)(ii), a Participant may change the form of his SERP Benefit from one type of life annuity to another type of life annuity, provided that such annuities are actuarially equivalent and have the same scheduled date for the first payment.  To make such a change, the Participant must submit an Election Form electing such change and the Election Form must be received by the Company before any annuity payment has been made under the terms of the Plan to that Participant.

ARTICLE 5

Forfeiture

5.1           Forfeiture.  Notwithstanding any provision of this Plan to the contrary, the right of a Participant and his Beneficiaries to be eligible to receive or to continue to receive benefits hereunder is expressly conditioned upon the Participant not violating any noncompete provisions contained in the Participant’s Plan Agreement.  If the Committee determines that a Participant has violated the terms of this Section 5.1, the Participant and his or her Beneficiaries shall forfeit any benefits not yet received under this Plan and shall be required to repay to the Employer any benefits already received from the Plan.

ARTICLE 6

Termination of Plan Participation, Amendment or Modification of the Plan

6.1           Termination of Plan Participation.  Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future.  Accordingly, each Employer reserves the right to terminate the participation in the Plan as to some or all of the Participants at any time.  Following the termination of participation in the Plan, (i) each affected Participant’s SERP Benefit shall stop accruing (except for necessary actuarial adjustments), and (ii) each Participant’s SERP Benefit (determined without regard to any increases in Compensation, Years of Service or Years of Plan Participation after the termination of the participation in the Plan) shall commence no sooner than the date on which the Participant or his Beneficiary becomes eligible to receive such benefit in accordance with Articles 3 and 4 of the Plan.

Notwithstanding the foregoing, to the extent permissible under Treasury Regulations Section 1.409A-3(j)(4)(ix), following a Change in Control each Employer may, in its discretion, terminate the participation in the Plan with respect to all Participants and distribute benefits to the Participants in the form of a lump sum that is the Actuarial Equivalent of each Participant’s SERP Benefit, determined as of the date of the termination of participation in the Plan (without regard to any increases in Compensation, Years of Service or Years of Plan Participation after such date), provided that the distribution of the Participants’ benefits are made no later than six (6) months after the Change in Control.

The termination of participation in the Plan accordance with this Section 6.1 shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of such termination of participation.

6.2           Amendment.

(a)           The Board may, at any time, amend or modify the Plan in whole or in part.  Notwithstanding the foregoing, (i) no amendment or modification shall be effective to reduce any benefits a Participant has become entitled to as of the date the amendment or modification is made, and (ii) no amendment or modification of this Section 6.2 shall be effective.

(b)           If a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Board may amend or terminate such provisions with the written consent of the Participant.

(c)           Notwithstanding any provision of the Plan to the contrary, in the event that the Committee or the Board determines that any provision of the Plan or any Plan Agreement may cause amounts deferred under the Plan to become immediately taxable to any Participant under Code Section 409A and related Treasury guidance, the Board may (i) adopt such amendments to the Plan, Plan Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that are determined to be necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions that are determined to be necessary or appropriate to comply with the requirements of Code Section 409A and related Treasury guidance.

6.3           Effect of Payment.  Absent the earlier termination, modification or amendment of the Plan, the full payment of the applicable benefit as provided under Articles 3 and 4 of the Plan shall completely discharge all obligations to a Participant and his Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE 7

Other Benefits and Agreements

7.1           Coordination with Other Benefits.  The benefits provided for a Participant and such Participant’s Beneficiaries under this Plan are in addition to any other benefits available to the Participant under any other plan or program for employees of the Participant’s Employer.  The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 8

Administration of the Plan

8.1           Committee Duties.  This Plan shall be administered by a Committee, which shall consist of the Compensation Committee of the Board.  Members of the Committee may not be Participants under this Plan. The Committee shall also have the discretion and authority to (a) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (b) decide or resolve any and all questions including interpretations of this Plan, and find facts necessary to make such determinations as may arise in connection with the Plan.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by the Participant, the Employer or appropriate experts, including agents and actuarial experts.  The Committee may, in its sole discretion and from time to time, delegate any administrative or ministerial duties related to the Plan to any officers or staff of the Company.

8.2           Agents.  In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may but need not be counsel to the Company.

8.3           Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.4           Indemnity of Committee.  All Employers shall indemnify and hold harmless the members of the Committee and any Employee to whom duties of the Committee may be delegated in accordance with Section 8.1, from any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by any such member of the Committee or any such Employee who seeks indemnification hereunder.

8.5           Company Information.  To enable the Committee to perform its functions, the Company and each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Separation from Service, Disability, or death of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 9

Claims Procedures

9.1           Presentation of Claim.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

9.2           Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  The Committee shall notify the Claimant in writing:

(a)           that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)           that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, in which case such notice must set forth in a manner calculated to be understood by the Claimant:

(i)            the specific reason(s) for the denial of the claim, or any part of it;

(ii)           specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)          a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)          an explanation of the claim review procedure set forth in Section 9.3 below; and

(v)           a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.3           Review of a Denied Claim.  On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s duly authorized representative):

(a)           may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)           may submit written comments or other documents; and/or

(c)           may request a hearing, which the Committee, in its sole discretion, may grant.

9.4           Decision on Review.  The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)           specific reasons for the decision;

(b)           specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)           a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)           a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

9.5           Legal Action.  A Claimant’s compliance with the foregoing provisions of this Article 9 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 10

Beneficiary Designation

10.1         Beneficiary.  Each Participant shall have the right, at any time, to designate his Beneficiary(ies) (both primary as well as contingent) to receive any Death Benefits payable under the Plan to a beneficiary upon the death of the Participant.  The Beneficiary(ies) designated under this Plan may be the same as or different from the Beneficiary(ies) designated under any other plan of an Employer in which the Participant participates.

10.2         Beneficiary Designation; Change; Spousal Consent.  A Participant shall designate his Beneficiary(ies) by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent.  A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time.  If the Participant names someone other than his spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee.  Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his death.

10.3         Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

10.4         No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2, and 10.3 above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

10.5         Doubt as to Beneficiary.  If the Committee has any doubt as to the proper Beneficiary(ies) to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

10.6         Discharge of Obligations.  The payment of benefits under the Plan to a Participant’s Beneficiary(ies) shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 11

Trust

11.1         Establishment of the Trust.  In order to provide assets from which to fulfill the obligations of the Participants and their Beneficiaries under the Plan, the Company may establish a Trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property to the Trust in order to provide for the benefits payments under the Plan.

11.2         Interrelationship of the Plan and the Trust.  The provisions of the Plan and the Plan Agreement shall govern the rights of the Participants to receive distributions pursuant to the Plan.  The provisions of the Trust, if any, shall govern the rights of the Employers, the Participants and the creditors of the Employers to the assets transferred to the Trust.  Each Employer shall at all times remain liable to carry out its obligations under the Plan.

11.3         Distributions From the Trust.  Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, if any, and any such distribution shall reduce the Employer’s obligations under this Plan.

11.4         Funding Limitation.  Notwithstanding anything to the contrary in this Article 11, in no event shall the Company establish or fund any Trust in a manner or on terms that would result in the imposition of any tax, penalty or interest under Section 409A(b)(1) of the Code and in no event shall the Company be obligated to, nor shall it, fund any Trust “in connection with a change in the employer’s financial health” within the meaning of Section 409A(b)(2) of the Code.

ARTICLE 12

Miscellaneous

12.1         Status of the Plan.  The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a), and is intended to be “unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).  The Plan shall be administered and interpreted (i) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (ii) in accordance with Code Section 409A and related Treasury guidance and Regulations to avoid the assessment of any tax, penalty or interest thereunder.

12.2         Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer.  For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer.  An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

12.3         Employer’s Liability.  An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant.  An Employer shall have no obligation to the Participant under the Plan except as expressly provided in the Plan and his Plan Agreement.

12.4         Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be, unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

12.5         Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant.  Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement.  Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to interfere with the right of any Employer to discipline or discharge a Participant at any time.

12.6         Furnishing Information.  A Participant or his Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

12.7         Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as applicable, in all cases where they would so apply.

12.8         Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.9         Governing Law.  Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflict of laws principles.

12.10       Notice.  Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Guess?, Inc.

Director of Human Resources

1444 South Alameda Street

Los Angeles, CA 90021

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

12.11       Successors.  The provisions of this Plan shall bind and inure to the benefit of each Participant’s Employer and its successors and assigns and such Participant and the Participant’s designated Beneficiaries.

12.12       Spouse’s Interest.  The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

12.13       Validity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

12.14       Incompetent.  If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate, prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as applicable, and shall be a complete discharge of any liability under the Plan for such payment amount.

12.15       Court Order.  The Committee is authorized to comply with any court order in any action in which the Plan or Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan.  Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with applicable tax law, including but not limited to guidance issued after the effective date of this Plan.

12.16       Insurance.  The Employers, on their own behalf or, if applicable, on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of a Participant, in such amounts and in such forms as the Employer or trustee of the Trust may elect.  The Employers or the trustee of the Trust, as applicable, shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

12.17       Legal Fees To Enforce Rights After Change in Control.  The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan.  In these circumstances, the purpose of the Plan could be frustrated.  Accordingly, if, following a Change in Control, (i) a Participant or Beneficiary institutes any litigation or other legal action which seeks to recover benefits under the Plan or which otherwise asserts that the Committee, the Company, the Employer or any successor entity to the Company or the Employer has failed to comply with any of its obligations under this Plan or any agreement thereunder with respect to such Participant or Beneficiary, or if the Committee, the Company, the Employer or any other person takes any action to declare this Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant or Beneficiary the benefits intended to be provided under the Plan, and (ii) the Participant or Beneficiary retains counsel in connection with such litigation or legal action, then, if the final decision of a court of competent jurisdiction determines that the Participant or Beneficiary has prevailed with respect to all or part of such litigation or legal action the Company and such Employer (who shall be jointly and severally liable) shall be required to pay the reasonable attorneys fees and expenses of the Participant or Beneficiary in connection with the initiation or defense of such litigation or legal action with respect to such matters, whether by or against the Committee, the Company, the Employer or any director, officer, shareholder or other person affiliated with the Company, the Employer or any successor thereto in any jurisdiction.  If the Company or such Employer reimburses the Participant or Beneficiary for any such legal fees, such reimbursement shall be made within thirty (30) days of the date of the court’s final decision.

IN WITNESS WHEREOF, this Plan document, originally adopted as of October 31, 2005, is hereby amended and restated as of December 18, 2008.

“Company”

Guess?, Inc., a Delaware corporation

/s/ Dennis R. Secor

By:	Dennis R. Secor
Title:	Senior Vice President and Chief Financial Officer